Exhibit 99.1

Investor Relations Contact:	Dave Armstrong
Phone:	(812) 962-5059

Media Contact:	Eva Schmitz
Phone:	(812) 962-5011

Accuride Corporation Reports Second Quarter Results for 2008

•                  Sales of $244.9 million were flat compared with sales in the corresponding quarter last year

•                  Net income of $3.4 million, or $0.10 per diluted share, compared with $4.9 million, or $0.14 per diluted share, one year ago

•                  Continued momentum from operating improvements in the Components segment and reduced operating expenses partially offset lower volume related to reduced demand for commercial vehicles

EVANSVILLE, Ind. – August 5, 2008 – Accuride Corporation (NYSE: ACW), a leading manufacturer and supplier of commercial vehicle components, today announced its second quarter fiscal year 2008 results.  Sales were $244.9 million compared with $245.1 million in the prior year period.  Improved sales of aluminum and military wheels and industrial components offset the decline in steel wheel sales.  Operating income totaled $8.6 million, or 3.5 percent of sales, compared with $14.2 million, or 5.8 percent of sales, last year.  Net income was $3.4 million, or $0.10 per diluted share, compared with $4.9 million, or $0.14 per diluted share, in the prior year.

“Our strong market position enabled us to participate in the Class 8 market growth in the second quarter of 2008, however, other areas of the commercial vehicle industry continue to impact our results,” said John Murphy, Accuride’s President and CEO.  “We are making progress on our announced initiatives, including organic revenue growth in the aftermarket and military, continued operational improvements in the Components segment and the recovery of raw material costs.  We are assessing all of our operating assets and cost structures and expect further reductions in costs while maximizing our capabilities to meet the demand requirements of our customers.”

-more-

Second Quarter Operating Results

	Three Months Ended June 30,
	2008		2007
Net sales:
Wheels	$105,154	43.0%	$113,357	46.2%
Components	127,359	52.0%	120,666	49.2%
Other	12,406	5.0%	11,110	4.6%
Total net sales	$244,919	100.0%	$245,133	100.0%
Gross profit:
Wheels	17,072	16.2%	23,523	20.8%
Components	2,873	2.3%	3,397	2.8%
Other	3,378	27.2%	2,541	22.9%
Corporate	(1,973)	—%	(1,007)	—%
Total gross profit	21,350	8.7%	28,454	11.6%

Income from operations	8,589	3.5%	14,231	5.8%

Net income	$3,375	1.4%	$4,893	2.0%
Diluted income per share	$0.10		$0.14

Sales of $244.9 million in the second quarter of 2008 were flat compared to sales in the prior year although second quarter 2007 results included $12.5 million in additional light wheel sales to Ford and GM and $2.0 million in sales related to a resolution of a commercial dispute with a customer.  The 6 percent increase in Components sales was offset by a 7 percent decline in Wheels sales. The growth in the Components segment was largely driven by increases in industrial component sales and surcharge recovery.  The decline in the Wheels segment reflects reduced demand for Class 5-7 vehicles and trailers, as well as greatly reduced sales to light steel wheel customers as we reset our focus on more profitable segments and customers, which was partially offset by higher sales of aluminum and military wheels.

Gross profit declined to $21.4 million, or 8.7 percent of sales, from $28.5 million, or 11.6 percent of sales, in last year’s second quarter.  Gross profit in the Wheels segment declined compared to the prior year as lower steel wheel volume and inventory reduction offset increased aluminum and military wheels volume and cost savings from the restructuring of our steel wheel business.  Gross profit in 2007 benefited from a $1.1 million curtailment gain and $2.0 million from a commercial dispute with a customer.  Gross profit in the Components segment compared unfavorably with the prior year period due primarily to higher economic costs and $1.2 million of severance related costs recorded in the second quarter of 2008.

Operating income declined to $8.6 million, or 3.5 percent of sales, from $14.2 million, or 5.8 percent of sales, in the prior year period despite a reduction in operating expenses totaling $1.5 million in the second quarter of 2008 related to ongoing expense and salary reduction initiatives.

Net income was $3.4 million, or $0.10 per diluted share, compared with $4.9 million, or $0.14 per diluted share, in the prior year.  Net interest expense declined to $8.5 million from $11.3 million in the second quarter of last year due to $3.4 million in non-cash unrealized gains related to the mark-to-market of interest rate swaps.  The $2.3 million income tax benefit in the second quarter of 2008 was due to a favorable settlement of an IRS audit and a favorable change in our valuation allowance.

Six Month Operating Results

	Six Months Ended June 30,
	2008		2007
Net sales:
Wheels	$209,164	43.3%	$272,686	47.8%
Components	248,118	51.3%	273,415	47.9%
Other	25,847	5.4%	24,462	4.3%
Total net sales	$483,129	100.0%	$570,563	100.0%
Gross profit:
Wheels	37,243	17.8%	36,320	13.3%
Components	(7,942)	(3.2)%	12,720	4.7%
Other	7,188	27.8%	5,471	22.4%
Corporate	(2,870)	—%	(1,941)	—%
Total gross profit	33,619	7.0%	52,570	9.2%

Income from operations	7,204	1.5%	23,296	4.1%

Net income (loss)	$(8,366)	(1.7)%	$3,009	0.5%
Diluted income (loss) per share	$(0.24)		$0.09

For the six month period ended June 30, 2008, sales were $483.1 million compared with $570.6 million in the prior year period which included $29.3 million in additional light steel wheel sales to Ford and GM and $10.0 million of revenue related to a resolution of a commercial dispute with a customer.  The additional decline in sales was in line with reduced demand in the commercial vehicle industry.

Gross profit for the six months declined to $33.6 million, or 7.0 percent of sales, from $52.6 million, or 9.2 percent of sales, in the prior year.  Gross profit in the Wheels and Components segment was reduced primarily due to the net reduction in sales driven primarily by industry weakness.  During the first six months of 2007, the Wheels segment recognized $17.5 million of severance and other benefit charges related to a reduction in their work force in Canada and $11.1 million of additional depreciation expense as a result of the reduction of useful lives of certain assets, which was partially offset by $10 million related to the aforementioned resolution of a commercial dispute with a customer.  Gross profit in the Components segment for the first six months of 2008 was impacted by $7.7 million of one-time charges related to a labor disruption at our Rockford, Illinois facility and $1.8 million of severance related charges.

Operating income for the six months declined to $7.2 million from $23.3 million in the prior year period despite a reduction in operating expenses totaling $2.9 million in the first half of 2008 related to ongoing expense and salary reduction initiatives.

The Company had a net loss of $8.4 million, or ($0.24) per diluted share, for the first six months of 2008 compared with net income of $3.0 million, or $0.09 per diluted share, in the prior year.  Net interest expense increased to $24.2 million from $23.3 million in the prior year principally due to higher debt costs and $1.2 million in non-cash unrealized losses related to the mark-to-market of interest rate swaps in current year compared to $0.8 million in non-cash unrealized gains in prior year’s results.

Liquidity and Debt

Adjusted EBITDA was $19.7 million, or 8.0 percent of sales, for the second quarter of 2008, compared to Adjusted EBITDA of $28.3 million, or 11.6 percent of sales, for the same quarter of 2007.  Adjusted EBITDA was $38.2 million, or 7.9 percent of sales, for the first six months of 2008, compared to Adjusted EBITDA of $77.5 million, 13.6 percent of sales, for the same period in 2007.  The purpose and reconciliation of Adjusted EBITDA for the Company to the most directly comparable GAAP measure is set forth in the accompanying schedules.

As of June 30, 2008, the Company had net debt of $539.5 million.  For the second quarter of 2008, cash from operating activities was a negative $4.1 million and capital expenditures totaled $9.4 million, resulting in negative free cash flow of $13.5 million, compared to positive free cash flow of $6.8 million in the second quarter of 2007.  For the remainder of the year, the Company expects to be free cash flow positive.  The Company ended the second quarter with $33.2 million of cash and revolver availability of $125.0 million, resulting in total liquidity of $158.2 million.  As of June 30, 2008, the leverage ratio as defined by the Company’s credit agreement was 7.12 times.  All debt amortization payments have been prepaid through 2011 and the Company expects to remain in compliance with its debt covenants throughout the remainder of 2008.

Industry Overview

The Company continues to be negatively impacted by continued weakness within the commercial vehicle market related to the weak U.S. economy and freight environment.  The three major segments the Company supplies (North America Class 5-8 vehicles, U.S. Trailers and the related aftermarket channels) have all suffered losses compared to a year ago due mainly to a soft economy and a recessionary freight environment.  At the close of the second quarter the industry saw improvement from a year ago within the North America Class 8 segment, however, North America Class 5-7, U.S. trailer and aftermarket segments remained weak.

Looking at the remainder of 2008, order boards within the Class 5-8 markets as well as the trailer market are struggling to gain meaningful traction as the freight environment remains weak and trucker profits continue to erode in the midst of escalating fuel prices.  Order boards within these markets saw month-over-month decreases in the second quarter.  With weak order backlogs, some OEMs continue to reduce their build plans for the remainder of 2008.  While current OEM reported build rates translate into a North America Class 8 build of approximately 215,000 units for 2008, the Company believes there is downside risk to this forecast unless a meaningful recovery is seen in the U.S. economy and freight environment.

Company Outlook

“We are redoubling our efforts to offset the margin impact of weak industry demand and higher raw material costs with new sales development programs in the aftermarket and military, continued operating improvements in the Components segment and price increases and surcharges,” said Murphy.  “However, given our limited visibility on the timing of the recovery of commercial vehicle demand, including lower expectations in trailer production, we feel it prudent to reduce the range of our fiscal 2008 guidance to $85 - $100 million of Adjusted EBITDA based on estimated North American Class 8 production of 190,000 to 215,000 units and Class 5-7 production of 170,000 to 190,000 units.  However, we expect to breakeven in free cash flow for the year due our continued focus on working capital management and the reduction of capital expenditures.”

Murphy concluded, “While the immediate focus is on free cash flow to meet our debt service requirements, the longer-term opportunity for Accuride’s new management team lies in building more diverse revenue streams, adding more profitable engineered solutions and achieving greater asset utilization across the entire enterprise.  Our Company is a unique blend of intellectual capital and specialized manufacturing capabilities.  Our job is to unlock greater value from these assets in a way that creates more sustainable growth and higher returns on capital, while reducing our financial and operating risks.  Meanwhile, the current industry malaise is causing us to reevaluate our position in certain areas.  We are determined to invest only in those businesses in which we find ourselves competitively advantaged.  Therefore, we have initiated a strategic review of all operating assets and cost structures in an effort to reduce fixed costs and redeploy capital more effectively.  We expect the review to be completed in the third quarter.”

Other Financial Matters

During the last two weeks of the quarter ended June 30, 2008, we experienced a significant decline in our stock price resulting from overall economic and industry conditions.  We determined this is an indicator of impairment and an impairment analysis is required under generally accepted accounting principles in the U.S.  We are in the process of finalizing the initial analysis to determine the fair value of each of our seven operating segments.  Since the initial analysis is not yet complete, we are unable to disclose which, if any, of our operating segments have failed the initial impairment analysis.  In the event that one or some of our operating segments fail the initial analysis, we will perform additional calculations to determine the amount of impairment, which will be recorded in the quarter ending September 30, 2008.  Such a charge would be non-cash and would not affect our liquidity, tangible equity, or debt covenant ratios.

The Company will conduct a conference call to review its second quarter results on Tuesday, August 5, 2008, at 10:00 a.m. Central Time.  The phone number to access the conference call is (866) 825-3209 in the United States, or (617) 213-8061 internationally, access code 71776401.  The conference call will be accompanied by a slide presentation, which can be accessed through the investor relations section of the Company’s web site.  A replay will be available beginning August 5, 2008, at 12:00 p.m. Central Time, continuing to August 12, 2008, by calling (888) 286-8010 in the United States, or (617) 801-6888 internationally, access code 42574748.  The financial results for the three-month and six-month period ended June 30, 2008, will also be archived at http://www.accuridecorp.com.

Accuride Corporation is one of the largest and most diversified manufacturers and suppliers of commercial vehicle components in North America.  Accuride’s products include commercial vehicle wheels, wheel-end components and assemblies, truck body and chassis parts, seating assemblies and other commercial vehicle components.  Accuride’s products are marketed under its brand names, which include Accuride, Gunite, Imperial, Bostrom, Fabco and Brillion.  For more information, visit Accuride’s website at http://www.accuridecorp.com.

Forward-looking statements

Statements contained in this news release that are not purely historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s expectations, hopes, beliefs and intentions on strategies regarding Accuride’s future results.  It is important to note that the Company’s actual future results could differ materially from those projected in such forward-looking statements because of a number of factors, including but not limited to, market demand in the commercial vehicle industry, general economic, business and financing conditions, labor relations, governmental action, competitor pricing activity, expense volatility and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings.

ACCURIDE CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands except per share data)	2008	2007	2008	2007

NET SALES	$244,919	$245,133	$483,129	$570,563
COST OF GOODS SOLD	223,569	216,679	449,510	517,993
GROSS PROFIT	21,350	28,454	33,619	52,570
OPERATING EXPENSES:
Selling, general and administrative	12,761	14,223	26,415	29,274
INCOME FROM OPERATIONS	8,589	14,231	7,204	23,296
OTHER INCOME (EXPENSE):
Interest income	193	393	725	937
Interest expense	(8,677)	(11,665)	(24,923)	(24,228)
Other income (expense), net	933	3,222	(121)	3,296
INCOME (LOSS) BEFORE INCOME TAXES	1,038	6,181	(17,115)	3,301
INCOME TAX PROVISION (BENEFIT)	(2,337)	1,288	(8,749)	292

NET INCOME (LOSS)	$3,375	$4,893	$(8,366)	$3,009

Weighted average common shares outstanding—basic	35,430	35,127	35,421	35,011

Basic income (loss) per share	$0.10	$0.14	$(0.24)	$0.09

Weighted average common shares outstanding—diluted	35,518	35,408	35,465	35,151

Diluted income (loss) per share	$0.10	$0.14	$(0.24)	$0.09

ACCURIDE CORPORATION

CONSOLIDATED ADJUSTED EBITDA

(UNAUDITED)

	Historical Results
	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2008	2007	2008	2007

NET INCOME (LOSS)	$3,375	$4,893	$(8,366)	$3,009
Net interest expense	8,484	11,272	24,198	23,291
Income tax expense (benefit)	(2,337)	1,288	(8,749)	292
Depreciation and amortization	11,480	14,005	23,168	35,747
EBITDA	21,002	31,458	30,251	62,339
Restructuring, severance and other charges(1)	(436)	(7)	7,653	18,261
Items related to our credit agreement(2)	(848)	(3,103)	304	(3,076)
ADJUSTED EBITDA	$19,718	$28,348	$38,208	$77,524

Note:

(1)          For the three months ended June 30, 2008, Adjusted EBITDA represents net income before net interest expense, income tax expense, depreciation and amortization, plus (i) ($0.4) million in costs associated with a labor disruption at our facility in Rockford, Illinois, which affected gross profit.  For the three months ended June 30, 2007, Adjusted EBITDA represents net income before net interest expense, income tax expense, depreciation and amortization, plus (i) ($2.1) million in costs associated with a reduction in the employee workforce in our steel wheel operations, (ii) $0.5 million in other non-operating costs at our facility in Erie, Pennsylvania, (iii) $1.3 million in other non-operating costs at our facility in London, Ontario, and (iv) $0.3 million in fees related to the secondary stock offerings completed in May 2007.  Items (i), (ii), and (iii) affected gross profit.  Item (iv) affected SG&A.  For the six months ended June 30, 2008, Adjusted EBITDA represents net income before net interest expense, income tax expense, depreciation and amortization, plus (i) $7.7 million in costs associated with a labor disruption at our facility in Rockford, Illinois, which affected gross profit.  For the six months ended June 30, 2007, Adjusted EBITDA represents net income before net interest expense, income tax expense, depreciation and amortization, plus (i) $16.1 million in costs associated with a reduction in the employee workforce in our steel wheel operations, (ii) $0.5 million in other non-operating costs at our facility in Erie, Pennsylvania, (iii) $1.3 million in other non-operating costs at our facility in London, Ontario, and (iv) $0.3 million in fees related to the secondary stock offerings completed in May 2007.  Items (i), (ii), and (iii) affected gross profit.  Item (iv) affected SG&A.

(2)          Items related to our credit agreement refer to amounts utilized in the calculation of financial covenants in Accuride’s senior credit facility.  For the three months ended June 30, 2008, items related to our credit agreement consist of foreign currency income and other net income of $0.8 million.  For the three months ended June 30, 2007, items related to our credit agreement consist of foreign currency income and other income of $3.1 million.  For the six months ended June 30, 2008, items related to our credit agreement consist of foreign currency losses and other income or losses of $0.3 million.  For the six months ended June 30, 2007, items related to our credit agreement consist of foreign currency income and other income of $3.1 million.

Adjusted EBITDA is not intended to represent cash flow as defined by generally accepted accounting principles (“GAAP”) and should not be considered as an indicator of cash flow from operations.  Adjusted EBITDA represents net income before net interest expense, income tax (expense) benefit, depreciation and amortization plus non-recurring items.  However, other companies may calculate Adjusted EBITDA differently.  Accuride has included information concerning Adjusted EBITDA in this press release because Accuride’s management and our board of directors use it as a measure of our performance to internal business plans to which a significant portion of management incentive programs are based.  In addition, future investment and capital allocation decisions are based on Adjusted EBITDA.  Investors and industry analysts use Adjusted EBITDA to measure the Company’s performance to historic results and to the Company’s peer group.  The Company has historically provided the measure in previous press releases and believes it provides transparency and continuity to investors for comparable purposes.  Certain financial covenants in our borrowing arrangements are tied to similar measures.

ACCURIDE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	June 30,	December 31,
(In thousands)	2008	2007

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$33,227	$90,935
Customer and other receivables	113,845	87,195
Inventories, net	98,786	92,570
Supplies, net	20,506	20,540
Other current assets	28,001	22,125
Total current assets	294,365	313,365
PROPERTY, PLANT AND EQUIPMENT, net	272,156	279,240
OTHER ASSETS:
Goodwill and other assets	526,106	521,029
TOTAL	$1,092,627	$1,113,634
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$77,092	$80,070
Other current liabilities	68,336	69,884
Total current liabilities	145,428	149,954
LONG-TERM DEBT	572,725	572,725
OTHER LIABILITIES	106,714	117,155
STOCKHOLDERS’ EQUITY:
Total stockholders’ equity	267,760	273,800
TOTAL	$1,092,627	$1,113,634

ACCURIDE CORPORATION

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(UNAUDITED)

	Six Months Ended June 30,
(In thousands)	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(8,366)	$3,009
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and impairment	20,373	32,910
Amortization – deferred financing costs	616	617
Amortization – other intangible assets	2,795	2,837
Loss on disposal of assets	62	29
Provision for deferred income taxes	(10,230)	204
Non-cash stock-based compensation	1,710	1,280
Changes in certain assets and liabilities:
Receivables	(26,650)	23,700
Inventories and supplies	(6,180)	(27,027)
Prepaid expenses and other assets	(8,320)	(12,688)
Accounts payable	3,521	(12,519)
Accrued and other liabilities	(1,744)	2,703
Net cash provided by (used in) operating activities	(32,413)	15,055
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(19,852)	(15,919)
Purchase of marketable securities	(5,000)	—
Other	(642)	(30)
Net cash used in investing activities	(25,494)	(15,949)
CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on long-term debt	—	(60,000)
Increase in revolving credit advance	—	5,000
Decrease in revolving credit advance	—	(5,000)
Other	199	3,412
Net cash provided by (used in) financing activities	199	(56,588)
DECREASE IN CASH AND CASH EQUIVALENTS	(57,708)	(57,482)
CASH AND CASH EQUIVALENTS—Beginning of period	90,935	110,204
CASH AND CASH EQUIVALENTS—End of period	$33,227	$52,722

Supplemental cash flow information:
Cash paid for interest	$22,166	$22,328
Cash paid for income taxes	$3,956	$5,600
Purchases of property, plant, and equipment in accounts payable	$1,722	$5,449

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